EXHIBIT 99.1
Contact: Neal Ardman
Phone: 501-219-2400
For Immediate Release
Retro Television Signs Multi-Year Licensing Agreement for
Programming from the CBS Television Distribution Library
CBS Television Distribution to become RTN’s primary programming provider
Little Rock, AR, March 20, 2007 — Equity Broadcasting Corporation (EBC) today announced that it has reached an agreement with CBS Television Distribution to provide classic programming from the vast CBS library for EBC’s Retro Television Network (RTN). Under the terms of the multi-year licensing agreement, CBS Television Distribution will be RTN’s primary programming provider for the next five years and will supply a minimum of 55 hours of programming a week for each RTN affiliate.
RTN is a new television network that provides each affiliate a customized feed with hit shows, in addition to local programming including news, weather and sports. RTN is specifically designed to go on a broadcast digital channel and provides local broadcasters with a way to get ratings and successfully monetize their digital spectrum. RTN has been testing this concept for the past 18 months and has experienced continued growth and success with its initial affiliates, five of which are in top-50 markets.
EBC plans to launch RTN nationally on July 7, 2007, with a new “Prime Time all the Time” lineup that will feature many of the CBS Television Distribution favorites, including Perry Mason, Hawaii 5-0 and Mission Impossible. RTN is currently available to local affiliates on a barter basis.
“The CBS library is unrivaled in the industry and I could not think of a better programming partner for RTN,” said Mark Dvornik, who has been named Executive Vice President of RTN, effective upon the closing of the proposed merger between EBC and Coconut Palm Acquisition Corporation, described further below. Dvornik went on to say “By cementing this deal with CBS, RTN is ensuring its viewers hit shows for many years to come.”
RTN’s Neal Ardman, said, “RTN is a new and exciting network that was developed by local broadcasters, for local broadcasters. RTN believes it has a unique distribution model which provides an innovative way for viewers across the country to have access to some of the best CBS programming from years past.”
RTN is already cleared to broadcast in the following markets: Denver, CO; St. Louis, MO; Salt Lake City, UT; Las Vegas, NV; Buffalo, NY; Little Rock, AR; Lexington, KY; Springfield, MO; Spokane, WA; Syracuse, NY; Cedar Rapids/Waterloo, IA; Burlington, VT; Savannah, GA; Ft. Smith/Fayetteville, AR; Myrtle Beach/Florence, SC;

Eugene, OR; Panama City, FL; Alexandria, LA; and Cheyenne, WY/Scottsbluff, NE.
Retro Television Network is a subsidiary of Equity Broadcasting Corporation, which has entered into an agreement to merge with Coconut Palm Acquisition Corporation (CNUT.OB).
About Equity Broadcasting Corporation
EBC is one of the largest owners and operators of television stations in the United States, as well as one of the largest, centralized distribution platforms for Spanish-language television stations in the United States, according to BIA Financial Network, Inc. EBC stations currently cover 25.51% of the U.S. population in 42 markets, according to Nielsen Research.
EBC is a growing broadcaster with multiple sources of revenue and value through its Broadcast Station Group, Broadcast Services Division and Spectrum Holdings Division. EBC’s proprietary C.A.S.H. System provides centralized content distribution services it considers unique within the industry.
About Coconut Palm
Coconut Palm Acquisition Corp. is a blank check company that was formed for the specific purpose of consummating a business combination. Coconut Palm raised net proceeds of approximately $64 million through its initial public offering consummated in September 2005 and has dedicated its time since the offering to seeking and evaluating business combination opportunities.
Coconut Palm and EBC have entered into an agreement and plan of merger, as amended, pursuant to which EBC will merge with and into Coconut Palm with Coconut Palm as the surviving company, subject to the approval of the shareholders of both companies and regulatory approval, among other closing conditions. Following completion of the merger, Coconut Palm will change its name to Equity Media Holdings Corporation or a similar name.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in launching a new network and integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; and the competitive environment in the industry of the combined entity and competitive responses to the proposed merger. Actual results may differ materially from those contained in the forward-looking statements in this press release. Coconut Palm and EBC undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Coconut Palm and its officers and directors may be deemed to have participated in the solicitation of proxies from Coconut Palm’s stockholders in favor of the approval of the acquisition. Information concerning Coconut Palm’s directors and executive officers is set forth in Coconut Palm’s documents filed with the Securities and Exchange Commission (available at http://www.sec.gov). Stockholders may obtain more detailed information regarding the direct and indirect interests of Coconut Palm and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which are being filed with the SEC.
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